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Exhibit 21.1

Subsidiaries of Great Plains Software, Inc.
(As of May 31, 2000)*

Great Plains Software UK, LLC

Great Plains Software O.C., Inc.

Great Plains Software Deutschland Holding GmbH

Great Plains Software Pty., Ltd.

Great Plains Software Philippines, Inc.

Great Plains Software Canada, Inc.

Great Plains Software Singapore Pte., Ltd.

Great Plains Software South Africa Pty., Ltd.

Stichting Intellectuele Eigendomsbescherming GPS

Great Plains Software Scandinavia AB

FRx Software Corporation

PWA Group Ltd.

Solomon Software, Inc.

*
Solomon Software, Inc.
(Added June 9, 2000)

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  Exhibit 21.1